Exhibit (a)(38)

IVY FUND

Abolition of Series of Shares
of Beneficial Interest, Without Par Value

                                The undersigned, being at least a majority of the Trustees of Ivy Fund, a Massachusetts business trust (the "Fund"), acting pursuant to Article III, Section 2, of the Fund’s Declaration of Trust dated December 21, 1983, as amended and restated on December 10, 1992, hereby abolish the following named series, and the establishment and designation thereof, there being no shares of any such series currently outstanding:

IVY INTERNATIONAL GROWTH FUND

Dated:        April 1, 2003

/s/Jarold W. Boettcher	/s/Eleanor B. Schwartz
Jarold W. Boettcher, as Trustee	Eleanor B. Schwartz, as Trustee

/s/James D. Gressett	/s/Michael G. Smith
James D. Gressett, as Trustee	Michael G. Smith, as Trustee

/s/Joseph Harroz, Jr.	/s/Edward M. Tighe
Joseph Harroz, Jr., as Trustee	Edward M. Tighe, as Trustee

/s/Henry J. Herrmann	/s/Keith A. Tucker
Henry J. Herrmann, as Trustee	Keith A. Tucker, as Trustee

/s/Glendon E. Johnson, Jr.
Glendon E. Johnson, Jr., as Trustee